Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CARS.COM INC.

Cars.com Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, as it may be amended and supplemented (the “DGCL”), hereby certifies as follows:

A. The name of the Corporation is Cars.com Inc.

B. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on August 26, 2016 and amended on May 9, 2017 (as amended, the “original certificate of incorporation”).

C. This Amended and Restated Certificate of Incorporation amends, restates and integrates the original certificate of incorporation and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the written consent of the sole stockholder of the Corporation in accordance with Section 228 of the DGCL.

D. The text of the original certificate of incorporation is hereby amended and restated to read herein as set forth in full.

E. This Amended and Restated Certificate of Incorporation shall be effective at 11:58 p.m., Eastern Time, on May 31, 2017.

ARTICLE I

NAME OF CORPORATION

The name of the Corporation is Cars.com Inc.

ARTICLE II

REGISTERED OFFICE; REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is the Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which 2 corporations may be organized under the DGCL.

ARTICLE IV

STOCK

Section 1. Authorized Stock. The total number of shares of capital stock that the Corporation shall have authority to issue is 305,000,000 shares, consisting of (a) 300,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (b) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Section 2. Common Stock. Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation, in a Preferred Stock Designation (as hereinafter defined), or as required by law, the holders of outstanding shares of Common Stock shall have the right to vote on all questions to the exclusion of all other stockholders, each holder of record of Common Stock being entitled to one vote for each share of Common Stock standing in the name of the stockholder on the books of the Corporation.

Section 3. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) (or any committee to which it may duly delegate the authority granted in this Article IV) is hereby empowered to authorize the issuance from time to time of shares of Preferred Stock in one or more series, for such consideration and for such corporate purposes as the Board of Directors (or such committee thereof) may from time to time determine, and by filing a certificate (hereinafter referred to as a “Preferred Stock Designation”) pursuant to applicable law of the State of Delaware as it presently exists or may hereafter be amended to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by this Amended and Restated Certificate of Incorporation and the laws of the State of Delaware, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of such series of Preferred Stock. Each series of Preferred Stock shall be distinctly designated. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i) the designation of the series, which may be by distinguishing number, letter or title;

(ii) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(iii) the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(iv) dates at which dividends, if any, shall be payable;

(v) the redemption rights and price or prices, if any, for shares of the series;

(vi) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(vii) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(viii) whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(ix) restrictions on the issuance of shares of the same series or of any other class or series; and

(x) the voting rights, if any, of the holders of shares of the series.

ARTICLE V

TERM

The term of existence of the Corporation shall be perpetual.

ARTICLE VI

BOARD OF DIRECTORS

Section 1. Number of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors that the Corporation would have if there were no vacancies (the “Whole Board”). No decrease in the number of authorized directors constituting the Whole Board shall shorten the term of any incumbent director.

Section 2. Term of Office. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the directors shall be elected at the annual meeting of the stockholders for a term expiring at the next succeeding annual meeting of the stockholders, with each director to hold office until such director’s successor shall have been duly elected and qualified or until his earlier death, resignation or removal.

Section 3. Stockholder Nomination of Director Candidates. Advance notice of stockholder nominations for the election of directors and of any stockholder proposals to be considered at an annual stockholder meeting shall be given in the manner provided in the Amended and Restated Bylaws of the Corporation (the “Bylaws”).

Section 4. Newly-Created Directorships and Vacancies. Subject to applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, and unless the Board of Directors otherwise determines,

Exhibit 3.1

vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and in the event that there is only one director remaining in office, by such sole remaining director, and directors so elected shall hold office until the next succeeding annual meeting of stockholders following such director’s election and until such director’s successor shall have been elected and qualified.

Section 5. Removal. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class.

ARTICLE VII

STOCKHOLDER ACTION

Section 1. Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

Section 2. Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders may be called only by or at the direction of the Chairman of the Board of Directors or the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board, and any power of stockholders to call a special meeting is specifically denied.

ARTICLE VIII

AMENDMENTS TO BYLAWS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the Bylaws, subject to the power of the stockholders of the Corporation to alter or repeal the Bylaws under applicable law as it presently exists or may hereafter be amended.

ARTICLE IX

DIRECTOR AND OFFICER LIABILITY

To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, no director or officer of the Corporation shall be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any amendment or modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the DGCL hereafter is amended to further eliminate or limit the liability of a director or officer, then a director or officer of the Corporation, in addition to the circumstances in which a director or officer is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended DCGL.

ARTICLE X

INDEMNIFICATION

Section 1. Indemnification. Each person who was or is made a party to or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this Article X is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or advancement of expenses pursuant hereto is sought or at the time any Proceeding relating thereto exists or is brought), a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (a “Covered Person”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Covered Person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 3 of this Article X, the Corporation shall indemnify any such Covered Person in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors.

Section 2. Mandatory Advancement of Expenses. To the fullest extent authorized by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater rights to advancement of expenses than said law permitted the Corporation to provide prior to such amendment or modification), each Covered Person shall have (and shall be deemed to have a contractual right to have) the right, without the need for any action by the Board of Directors, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred in connection with any Proceeding in advance of its final disposition (an “Advance of Expenses”), such Advance of Expenses to be paid by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from the claimant requesting such Advance of Expenses from time to time; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not, except to the extent specifically required by applicable law, in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, the “Undertaking”) by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a “final disposition”) that such director or officer is not entitled to be indemnified for such expenses under this Article X or otherwise.

Section 3. Right of Claimant to Bring Suit. (1) If a claim for indemnification under this Article X is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, or (2) if a request for an Advance of Expenses under Section 2 of this Article X is not paid in full by the Corporation within 20 days after a statement pursuant to Section 2 of this Article X and the required Undertaking, if any, have been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim for indemnification or request Advance of Expenses and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action that, under the DGCL, the claimant has not met the standard of conduct which makes it permissible for the Corporation to indemnify the claimant for the amount claimed or that the claimant is not entitled to the requested Advance of Expenses, but (except where the required Undertaking, if any, has not been tendered to the Corporation) the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, Independent Counsel (as defined in the Bylaws of the Corporation) or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 4. Contract Rights; Amendment and Repeal; Non-Exclusivity of Rights.

(A) All of the rights conferred in this Article X, as to indemnification, any Advance of Expenses and otherwise, shall be contract rights between the Corporation and each Covered Person to whom such rights are extended that vest at (or, in the case of any Covered Person who was a director or officer of the Corporation immediately prior to the effectiveness of this Article X, deemed to have vested as of) the commencement of such Covered Person’s service to or at the request of the Corporation and (1) any amendment or modification of this Article X that in any way diminishes or adversely affects any such rights shall be prospective only and shall not in any way diminish or adversely affect any such rights with respect to such person, and (2) all of such rights shall continue as to any Covered Person who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of such Covered Person’s heirs, executors and administrators.

(B) All of the rights conferred in this Article X, as to indemnification, any Advance of Expenses and otherwise, (i) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, provision of the Bylaws, agreement, vote of stockholders or Disinterested Directors (as such term is defined in the Bylaws of the Corporation) or otherwise and (ii) cannot be terminated by the

Exhibit 3.1

Corporation, the Board of Directors or the stockholders of the Corporation with respect to such person’s service prior to the date of such termination.

Section 5. Insurance; Other Indemnification and Advancement of Expenses.

(A) The Corporation may maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(B) The Corporation may, to the extent authorized from time to time by the Board of Directors or the Chief Executive Officer, grant rights to indemnification and rights to advancement of expenses incurred in connection with any Proceeding in advance of its final disposition, to any current or former employee or agent of the Corporation to the fullest extent of the provisions of this Article X with respect to the indemnification and advancement of expenses of current or former directors and officers of the Corporation.

Section 6. Reliance. Any Covered Person who after the date of the adoption of this Amended and Restated Certificate of Incorporation becomes or remains a director or officer of the Corporation shall be conclusively presumed to have relied on the rights to indemnification, Advance of Expenses and any other rights contained in this Article X in entering into or continuing such service. The rights conferred in or pursuant to this Article X to indemnification, Advance of Expenses or otherwise shall apply to claims made against a Covered Person arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

Section 7. Severability. If this Article X or any portion hereof shall be held by any court of competent jurisdiction to be invalid, illegal or unenforceable for any reason whatsoever, then the Corporation shall nevertheless indemnify each person entitled to indemnification pursuant to Section 1 of this Article X as to all expense, liability and loss (including attorneys' fees and related disbursements, judgments, penalties, fines, ERISA excise taxes and penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article X to the fullest extent permitted by any applicable portion of this Article X that shall not have been invalidated and to the fullest extent permitted by applicable law. To the fullest extent possible, the provisions of this Article X (including, without limitation, each such portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE XI

FORUM AND VENUE

Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the Corporation or to the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Bylaws (as they may be amended from time to time), (d) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine, or (e) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware). The existence of an Alternative Forum Consent as to one action or claim shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Article XI with respect to any other action or claim.

ARTICLE XII

AMENDMENTS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware as they presently exist or may hereafter be amended, the Corporation may from time to time alter, amend, repeal or adopt, in whole or in part, any provisions of this Amended and Restated Certificate of Incorporation.